Exhibit 5.1

ANSLOW & JACLIN, LLP	RICHARD I. ANSLOW
Counselors at Law	EMAIL: RANSLOW@ANSLOWLAW.COM

GREGG E. JACLIN
EMAIL: GJACLIN@ANSLOWLAW.COM

June 15, 2007

Combined Opinion and Consent
Coates International Ltd.
Highway 34 & Ridgewood Road
Wall Township, New Jersey 07719
(732) 449-7717

Gentlemen:

You have requested our opinion, as counsel for Coates International Ltd., a Delaware corporation (the “Company”), in connection with the registration statement on Form SB-2 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), being filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to the sale of 3,333,333 shares of common stock by an individual stockholder, 15,000,000 shares of common stock issuable to Dutchess Private Equities Fund, Ltd. in connection with the conversion of a $100,000 principal amount 10% convertible note, 630,000 shares of common stock underlying convertible preferred stock and warrants held by fourteen shareholders, and 266,667 shares of common stock underlying convertible notes held by two shareholders.

We have examined such records and documents and made such examinations of laws as we have deemed relevant in connection with this opinion. It is our opinion that, of the shares of common stock to be offered pursuant to the Registration Statement and sold by the selling shareholders: 15,000,000 shares underlying the convertible notes will be duly authorized and legally issued, fully paid and non-assessable when the notes are converted and the underlying shares are issued; 630,000 shares of common stock underlying convertible preferred stock and warrants will be duly authorized and legally issued, fully paid and non-assessable when the preferred shares are converted and the underlying common shares are issued, and when the warrants are exercised and the underlying shares are issued; and 266,667 shares of common stock underlying convertible notes will be duly authorized and legally issued, fully paid and non-assessable when the notes are converted and the underlying shares are issued. Further, it is our opinion that, of the shares of common stock to be offered pursuant to the Registration Statement and sold by the selling shareholders, 3,333,333 shares of common stock issued to an individual shareholder are duly authorized and legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Delaware of the United States. This opinion opines upon Delaware law including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                            Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Anslow & Jaclin, LLP
ANSLOW & JACLIN, LLP